Exhibit 10.6

PAETEC CORP.

SENIOR OFFICER CONFIDENTIALITY, NON-SOLICITATION, NON-

COMPETITION AND SEVERANCE AGREEMENT

This Senior Officer Confidentiality, Non-Solicitation, Non-Competition and Severance Agreement (this “Agreement”) is entered into as of the date set forth on the signature page hereto between PaeTec Corp., a Delaware corporation, including any and all subsidiaries and affiliates of PaeTec Corp., including but not limited to PaeTec Communications, Inc., as well as any successors or assigns of PaeTec Corp. and/or its subsidiaries and affiliates (collectively, the “Company”), and (“you”).

WHEREAS, the Company now has and expects to develop confidential and proprietary materials and highly sensitive information of immeasurable value, which you recognize must be carefully protected as set forth below for the Company to be successful;

NOW, THEREFORE, to induce the Company to continue to employ you, and in consideration of your continued employment by the Company and other good and valuable consideration as set forth below of which you expressly acknowledge, the Company and you hereby agree, intending to be legally bound, as follows:

1.	Defined Terms.

For purposes of this Agreement, termination for “Cause” shall mean termination of your employment with the Company due to: (1) material failure or refusal to perform the duties assigned to you, provided that the Company’s Chief Executive Officer (or the Company’s Board of Directors if you are the Company’s Chief Executive Officer) gives you a written notice of your refusal to perform such duties or comply with such direction and 20 days to remedy such refusal, and further provided that such duties or directions are not inconsistent with those of other individuals reporting directly to the Company’s Chief Executive Officer or the Company’s Board of Directors, (2) your refusal to follow the reasonable directives of the Board of Directors or Chief Executive Officer of the Company, provided that the Company’s Chief Executive Officer (or the Company’s Board of Directors if you are the Company’s Chief Executive Officer) gives you a written notice of your refusal to perform such direction and 20 days to remedy such refusal, and further provided that such directions are not inconsistent with those of other individuals reporting directly to the Company’s Chief Executive Officer or the Company’s Board of Directors, or (3) conviction of a felony.

For purposes of this Agreement, a “Change of Control Transaction” shall be deemed to have occurred if (a) a transaction is made and consummated involving the sale of all or substantially all of the Company’s assets, or the sale of a majority of its outstanding shares, whether by way of merger, consolidation, business combination or otherwise; or (b) a tender offer or exchange offer is made and consummated in a transaction for the ownership of securities of the Company representing more than 50 percent of the combined voting power of the Company’s then outstanding voting securities.

For purposes of this Agreement, “Disability” means your “permanent and total disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

For purposes of this Agreement, termination for “Good Reason” shall mean termination of your employment with the Company due to: (a) your assignment without your consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than your position, responsibilities, or duties as of the date of this Agreement; (b) any action by the Company to reduce your base salary by any amount at any time; (c) the relocation of the Company’s principal executive offices outside the metropolitan Rochester, N.Y. area; (d) the requirement by the Company that you be based anywhere other than your current metropolitan location without your consent; or (e) you electing, for any reason or for no reason at all, to voluntarily resign from the Company at any time during the first ninety (90) days after the date of closing of any Change of Control Transaction (as that term is defined above).

2.	Confidentiality.

You acknowledge that you will be provided access to Company Confidential Information and will occupy a position of trust and confidence with respect to the Company’s affairs and business. “Company Confidential Information” includes, but is not limited to, all information and materials related to existing computer software and hardware, computer software and hardware in any stage of research and development, research, business procedures and strategies, marketing plans and strategies, customer lists, financial data, technical and laboratory data and/or specifications related to the Company’s products and services, and any other information that is not generally known to the public or within the industry in which the Company competes.

You agree to take all reasonable steps to preserve the confidential and proprietary nature of Company Confidential Information and to prevent the inadvertent or accidental disclosure of Company Confidential Information. You agree that during your employment with the Company and thereafter, you will not use, disclose, transfer, or remove from the Company’s premises any Company Confidential Information other than as authorized by the Company. You agree to return to the Company all Company Confidential Information and copies thereof at any time upon the request of the Company. Your obligations under this section entitled “Confidentiality” shall continue after termination of your Service to the Company.

You further agree not to disclose to the Company or use in the Company’s business any idea, invention, work of authorship or other information or material relating to the business of any third person and intended by that person not to be disclosed to the Company.

3.	Non-Competition.

For a period of two years after termination or resignation of your employment with the Company (regardless of the reason for your termination or resignation), you shall not, directly or indirectly:

a.	solicit or serve clients, customers, or employees of the Company, whether for your own account or as an employee, shareholder, partner, officer, member, manager, director, consultant, or other representative of any third party engaged in the competitive local exchange telecommunications services business, in any geographical area in which the Company is then conducting operations;

b.	direct any business from, or enter into competition with, the Company in any line of business in which the Company is then conducting operations (in any geographical area in which the Company is then conducting such line of business), provided that such line of business is one from which the Company is generating more than ten percent (10%) of its total business revenues on a consolidated basis; or

c.	serve as an employee, partner, ten percent (10%) or greater shareholder, officer, member, manager, director, consultant or other representative of any entity engaged in the activities restricted by subparagraphs “a.” or “b.” above.

The foregoing covenants and agreements in this section entitled “Non-Competition” and the section entitled “Confidentiality” reflect the entire understanding and agreement between you and the Company on these subjects, and by your execution of this Agreement you agree that such covenants and agreements shall be deemed to supersede any prior discussions, negotiations, or agreements, whether written or oral, between you and the Company with respect to these subjects.

4.	Consideration.

As consideration for the non-competition covenant set forth in Section 3 above, the Company agrees that, unless your employment is terminated due to your death, Disability, or termination for Cause, the Company shall:

a.

pay you during each year of the two-year period in which the covenant is in effect an amount equal to the highest annualized base salary paid to you at any time during the one-year period immediately preceding the termination or resignation of your employment (hereafter referred to as your “Base Salary”), provided, however, that if you terminate your employment at any time for Good Reason, or if your employment is terminated by the Company at any time within one year of the closing of any Change of Control Transaction, then the Company shall pay you during each year of the two-year period in which the covenant is in effect an amount equal to two (2) times your Base Salary;

b.	continue, during the entire two-year period in which the non-competition covenant is in effect, your eligibility and participation in any and all benefit programs available generally to the Company’s employees, including but not limited to continuing to cover you and your family under the Company’s applicable group health plan as if you were an active employee;

c.	count the two-year period during which the non-competition covenant is in effect as two years of service for purposes of calculating the vested portion of any Company stock options that have been granted to you; and

d.	pay you during each year of the two-year period in which the covenant is in effect an annual bonus amount equal to the greater of (a) forty percent (40%) of your Base Salary, or (b) the maximum amount that you would have been eligible to receive under that year’s Company bonus plan as if the bonus year had been completed and all applicable bonus targets had been exceeded at the highest levels, and as if you had been an employee of the Company during the entire applicable bonus year (i.e., the payment shall not be pro-rated in any manner). Any requirements of the bonus plan that you be employed by the Company during all of the calendar year covered by the bonus plan and/or be on the payroll as of the date the bonus payments are actually paid out are expressly waived for you in this circumstance.

Payment of your Base Salary shall be made in accordance with the Company’s customary payroll practices. In those years in which you are entitled to receive two times your annualized Base Salary, the Company shall simply double each regular payroll payment that is due to you.

Payment of the annual bonus amounts pursuant to subparagraph “d.” above shall be made in accordance with the Company’s customary annual bonus payout practices. Payment shall be made to you at the same time and in the same manner as the annual bonus is paid out to the Company’s employees generally, except that in any year in which there is no bonus payout to employees generally, the annual bonus amount due to you pursuant to subparagraph “d.” above shall be paid to you in full no later than February 1 of the calendar year immediately following the applicable bonus year.

Continued payment of your Base Salary, your continuation in the Company’s benefits programs, the continued vesting of your stock options, and the payment to you of the forty percent bonus or the bonus under the Company’s bonus program, all under this Section 4, shall not occur if termination of your employment is due to your death, Disability, or termination for “Cause”.

If the Company successfully obtains a final judicial determination from a court of competent jurisdiction that you have in fact violated the terms of the non-competition covenant set forth in Section 3 above, the Company, in addition to any other remedies available under law, may discontinue any payments being made to you pursuant to this Section 4, and may discontinue any continuing vesting of stock options that would otherwise occur pursuant to this Section 4. If the Company commences any type of legal proceeding against you to enforce any provision of this Agreement but does not prevail in that proceeding, the Company shall, immediately upon receipt of an itemized listing from you, reimburse you for all of your actual expenses incurred in defending such proceeding, including attorneys fees and court costs.

5.	Retention Rights.

Nothing in this Agreement gives you the right to be retained by the Company in any capacity. The Company reserves the right to terminate your Service at any time and for any reason.

6.	Applicable Law.

This Agreement and its terms will be construed, enforced, and governed by the laws of the State of Delaware without regard to conflict or choice of law rules or other principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of a jurisdiction other than Delaware.

7.	Forum Selection.

At all times each party hereto (a) irrevocably submits to the exclusive jurisdiction of any New York court or Federal court sitting in New York; (b) agrees that any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined in such New York or Federal court; (c) to the extent permitted by law irrevocably waives (i) any objection such party may have to the laying of venue of any such action or proceeding in any of such courts, or (ii) any claim that such party may have that any such action or proceeding has been brought in an inconvenient forum; and (d) to the extent permitted by law irrevocably agrees that a final nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this section entitled “Forum Selection” shall affect the right of any party hereto to serve legal process in any manner permitted by law.

8.	Entire Agreement.

This Agreement constitutes the entire understanding between you and the Company regarding the matters addressed in this agreement. Any prior agreements, commitments or negotiations concerning these matters are hereby superseded.

By your signature below, you acknowledge that you have reviewed this Agreement carefully and understand that the covenants and obligations it contains are binding on you.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Senior Officer Confidentiality, Non-Solicitation, Non-Competition and Severance Agreement as of the 1st day of March, 2003.

EMPLOYEE

Signature:

Printed Name:

Home Address:

PAETEC CORP.

By:

Name:

Title: